CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH "[[redacted]]". SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

EXCLUSIVE LICENSE AND SUPPLY AGREEMENT

BY AND BETWEEN

GRAPEFRUIT USA, INC.

AND

ZYLÖ THERAPEUTICS INC.

RECITAL

This Exclusive License and Supply Agreement (this "**Agreement**") is made effective as of July 24, 2020 (the "**Effective Date**") by and between Zylö Therapeutics Inc., a Delaware corporation with a principal place of business at 105A Ben Hamby Rd., Greenville, SC 29615 ("Zylö"), and Grapefruit USA, Inc., a Delaware corporation with its corporate offices located at 10866 Wilshire Blvd, Suite 225, Los Angeles, CA 90024 ("**LICENSEE**"). Zylö and LICENSEE are each hereafter referred to individually as a "**Party**" and together as the "**Parties**".

WHEREAS, Zylö and [redacted], entered into the Technology Transfer and Sublicense Agreement dated November 21, 2017, as amended by the First Amendment dated July 25, 2018 and by the Second Amendment dated May 9, 2019 (collectively, the [redacted]), covering certain proprietary Licensed Patent Rights (as defined below) owned by [redacted] and

WHEREAS, LICENSEE desires to obtain a license from Zylö to such Licensed Patent Rights and Licensed Technology and Licensed Trademarks (as defined below) to develop and commercialize Licensed Products; WHEREAS, Zylö desires to grant such licenses to LICENSEE on the terms and subject to the conditions of this Agreement;

WHEREAS, LICENSEE wishes to purchase certain Materials (as defined below) exclusively from Zylö; and

WHEREAS, Zylö desires to manufacture and sell the Materials to LICENSEE.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. DEFINITIONS

In this Agreement, the following terms have the meanings specified or referred to in this Section 1 and shall be equally applicable to both the singular and plural forms.

"**Affiliate**" means, with respect to either Party hereto, any corporation, partnership or other business entity controlled by, controlling, or under common control with either such Party, with "control" meaning direct or indirect beneficial ownership of fifty percent (50%) or more of the voting stock of, or fifty percent (50%) or more interest in the income of, such corporation or other business entity.

"**Control**" or "**Controlled**" means mean with respect to any Patent Rights or Technology, the possession by a Party of the ability to grant a license or sublicense of such Patent Rights, or Technology, or Trademarks as provided for herein without violating the terms of any arrangement or agreements between such Party and any Third Party..

"**Field**" means any and all human recreational or medicinal uses of products containing marijuana-derived cannabinoids, including THC. For avoidance of doubt, Field excludes hemp-derived products that are legal under the Farm Bill of 2018 and that may contain THC at levels no greater than 0.3% and other cannabinoids and excludes FDA-approved products containing cannabinoids.

"**Law**" means any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, governmental order or other requirement or rule of law of any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or

political subdivision, or any self-regulated organization or other non-governmental regulatory authority, or any arbitrator, court or tribunal of competent jurisdiction.

"**Licensed Patents**" means all Patent Rights that are Controlled by Zylö as of the Effective Date or become Controlled by Zylö during the Term, to the extent related to Licensed Products or Materials, or the research, development, manufacture, use or sale thereof. The Licensed Patent Rights as of the Effective Date are listed in Schedule A, attached hereto and made a part hereof. Schedule A shall be updated by Zylö during the Term to include any additional patents and patent applications not previously listed.

"**Licensed Product**" means any composition, physical product, service, or the like that is manufactured, marketed, offered for sale, sold, imported. and distributed by LICENSEE, which (i) contains the Materials and one or more marijuana-derived cannabinoids, including THC (as opposed to hemp-derived cannabinoids, pursuant to the Farm Bill of 2018), and (ii) incorporates or utilizes Licensed Technology or is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Licensed Patent Rights.

"**Licensed Technology**" means all Technology, whether or not patentable, Controlled by Zylö as of the Effective Date or which becomes Controlled by Zylö during the Term that is (i) related to Material or (ii) provided or accessed by LICENSEE pursuant to this Agreement.

"**Licensed Trademarks**" means all rights in and to the trademarks listed in Schedule A as Exclusively Licensed Trademarks and as Non-Exclusively Licensed Trademarks, logos, corporate names, and domain names and other similar designations of source, sponsorship, association or origin, together with the goodwill symbolized by any of the foregoing, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions thereof.

"**Material(s)**" means one or more Z-pods™ Delivery System-based materials delivered by Zylö to LICENSEE as set forth in Schedule B.

"**Material Specifications"** means the specifications for the Material set forth in Schedule B.

"**Patent Rights**" means the rights and interests in and to issued patents and pending patent applications (including inventor's certificates and utility models) , including all provisionals, substitutions, continuations, continuations-in-part, divisionals, supplementary protection certificates, renewals, all letters patent granted thereon, and all reissues, reexaminations, extensions, confirmations, revalidations, registrations, patents of addition thereof, PCTs and foreign counterparts, Controlled by a Party.

"**Technology**" means any and all proprietary ideas, inventions, discoveries, confidential information, data, results, formulae, designs, specifications, methods, processes, formulations, techniques, know-how, scientific information, technical information (including, without limitation, structural and functional information), process information, pre-clinical information, clinical information, trade secrets, and any and all proprietary biological, chemical, pharmacological, toxicological, pre-clinical, clinical, assay, control and manufacturing data and materials.

"**Term**" means the period commencing on the Effective Date and continuing until the expiration or termination of this Agreement in accordance with the terms hereof.

"**Territory**" means [redacted]

"**Third Party**" means any person or entity other than LICENSEE, Zylö and their respective Affiliates.

2. GRANT OF RIGHTS

2.1 Grant of Licenses. Subject to the terms and conditions of the [redacted] Agreement and this Agreement, Zylö hereby grants to LICENSEE (i) an exclusive non-transferable non-sublicenseable license under the Licensed Patent Rights and Licensed Technology, to develop, have developed, make, have made, use, have used, sell, offer for sale, and/or have sold the Licensed Products and to practice the Licensed Technology in the Territory, for any and all uses within the Field; (ii) an exclusive non-transferable non-sublicenseable license to the Licensed Trademarks for use with the Exclusively Licensed Products in the Field in the Territory; and (iii) a non-exclusive non-transferable non-sublicenseable license to the Non-Exclusively Licensed Trademarks for use with the Licensed Products in the Field in the Territory.

2.2 Reservation of Rights.

(a) Retained Rights of Government. Pursuant to at least Article 2 of the [redacted] Agreement, this license granted hereunder is subject to the rights, conditions and limitations imposed by United States law including without limitation those rights granted to the United States Government as set forth under Title 35 U.S.C §§ 200 through 204 and applicable regulations.

(b) Retained Rights of [redacted] Notwithstanding the exclusive rights granted to LICENSEE pursuant to this Agreement, [redacted] pursuant to at least Section (b) of the [redacted] Agreement, retains the right to make, use and practice the Licensed Patent Rights in its own laboratories solely for non-commercial scientific purposes and for continued non-commercial research. Further, [redacted] retains the right to make available to not-for-profit scientific institutions and non-commercial researchers materials covered under the Licensed Patent Rights, solely for non-commercial scientific and research purposes.

(c) Reservation of Rights by Zylö. Zylö hereby reserves all rights not expressly granted to LICENSEE under this Agreement.

2.3 Right to [redacted].

(a) [redacted]

(b) [redacted]

2.4 [redacted]

[redacted]

2.5 [redacted]

2.6 Territorial Restrictions. LICENSEE shall not: (a) conduct advertising of Licensed Products in, or specifically aimed at, any country or geography outside the Territory; (b) actively seek orders for Licensed Products from outside the Territory; or (c) establish any branch dealing in Licensed Products or maintain any distribution center for Licensed Products outside the Territory.

3. SUPPLY OF MATERIAL, PURCHASING, DELIVERY

3.1 Supply of Material. During the term and subject to the provisions of this Agreement, LICENSEE shall purchase exclusively from Zylö, and Zylö shall manufacture and sell to LICENSEE the Materials as specified in Schedule B according to LICENSEE'S orders as provided in Section 3.4. To avoid doubt, LICENSEE shall not manufacture or attempt to manufacture Material. The Parties shall, from time to time, amend Schedules B and C to reflect any agreed revisions to any of the terms; provided that no such revisions will modify this Agreement or be binding on the Parties unless such revisions have been fully approved in a signed writing by authorized representatives of both Parties.

3.2 Exclusivity of Supply. Zylö hereby agrees that, during the period that this Agreement is effective, it shall not (i) itself use Material in products that are similar to the Licensed Products in the Field in the Territory; (ii) supply Material for use in the Field in the Territory to any Third Party for a product that is similar to the Licensed Products; or (iii) permit the use of the Material by any Third Party in the Field in the Territory for a product that is similar to the Licensed Products through a license, sublicense or otherwise.

3.3 Forecasts. Commencing in calendar year 2021, the Parties will work together in good faith to develop: (i) a rolling, non-binding forecast for a 12-month period beginning on January 1, 2021 with 1-month binding purchase commitments and (ii) a reasonable lead time consistent with Zylö's ability to respond. Forecasts are for informational purposes only and do not create any binding obligations on behalf of either Party, except for the immediately following one-month; provided, however, that Zylö shall not be required to manufacture and sell to LICENSEE any quantity of Materials that is unreasonably disproportionate to any Forecast for the period covered by such Forecast.

3.4 Orders. LICENSEE shall submit written purchase orders for the Material to Zylö as set forth in Schedule C. Zylö accepts a purchase order by confirming the order in writing or by delivering the applicable Materials to LICENSEE, whichever occurs first.

3.5 Precedence of the Terms of the Agreement. No modification or amendment to the provisions of this Agreement shall be affected by or result from the receipt, acceptance, signing or acknowledgement of either Party's purchase orders, confirmations, invoices, shipping documents or other general terms and conditions issued by either Party, save in respect of quantities, prices, and delivery dates to the extent such quantities, prices and delivery dates do not conflict with the provisions of this Agreement.

3.6 Delivery and passing of risk. Delivery of Material by Zylö to LICENSEE shall be per Incoterms DDP, LICENSEE's warehouse in Desert Hot Springs, CA (or other warehouses/facilities as directed by LICENSEE). Title to Materials and the risk of loss is transferred to LICENSEE when Materials are physically delivered to such warehouse.

3.7 Non-Conforming Material.

(a) Upon delivery of Material to LICENSEE, LICENSEE will perform its customary quality assurance inspection of the delivered Materials to confirm that the delivered Material conforms to the Material Specifications. LICENSEE will be deemed to have accepted Materials unless LICENSEE provides Zylö with written notice of any and all defects and non-conformities of Materials with the Material Specifications. Such notice must be given within 5 business days of delivery of the Material with respect to non-conformance. All defects and nonconformities that are not so specified will be deemed waived by LICENSEE, such Materials shall be deemed to have been accepted by LICENSEE, and no attempted revocation of acceptance will be effective.

(b) The Parties shall, in good faith, cooperate to identify and confirm the cause of the non-conformance. In the event the Parties cannot agree as to the non-conformance, the Parties shall, if reasonably required, designate an independent testing laboratory to determine same, the findings of which shall be binding on the Parties, absent manifest error. Expenses of such laboratory shall be borne by the Party adversely affected by such findings.

(c) In the event that any Material is ultimately agreed or determined to be non-conforming, LICENSEE will return the non-conforming Material to Zylö at Zylö's expense. With respect to such returned Material, Zylö will either (i) grant LICENSEE full credit equal to the purchase price of such Material and may cancel the order, or (ii) within 30 days of such determination Zylö shall have the option to manufacture and to deliver to LICENSEE a sufficient quantity of Material to replace the non-conforming Materials. THE REMEDIES SET FORTH IN THIS SECTION 3.7 ARE LICENSEE'S EXCLUSIVE REMEDY FOR NONCONFORMING MATERIALS WITH RESPECT TO ANY MATERIALS FOR WHICH BUYER HAS ACCEPTED DELIVERY UNDER SECTION 3.6 WITH THE EXCEPTION OF ANY PRODUCT LIABILITY CLAIMS LODGED BY THIRD PARTIES RESULTING FROM SAID NONCONFORMING MATERIAL.

3.8 Limited Right of Return. Except as provided under Section 3.7, LICENSEE has no right to return Materials shipped to LICENSEE pursuant to this Agreement.

4. PAYMENTS

4.1 [redacted]

4.2 Purchase Price of Material.

(a) The agreed purchase price for the Materials shall be in United States Dollars and shall be as set forth in Schedule C, and as amended by the Parties from time to time. All prices include shipping charges, insurance, and taxes related to the Materials, and any duties and charges of any kind imposed by any governmental authority with respect to the manufacture, sale, and shipment of the Materials.

(b) The purchase price for Materials may be modified January 1, 2022 and every anniversary thereafter (each a "**Revised Price Date**") based on changes in the cost of manufacture, sale, and shipment (i.e., the cost of raw materials, labor, and/or utilities, insurance, shipping, and taxes).

4.3 Technology Transfer Expenses. Reasonable travel, hotel, and meal costs borne by Zylö to effect the transfer of Licensed Technology shall be promptly paid or reimbursed by LICENSEE.

4.4 [redacted]

4.5 [redacted]

5. QUALITY MANAGEMENT

5.1 **QUALITY** Agreement. Zylö shall supply LICENSEE with Material complying with the Material Specifications, and both parties agree to enter into a separate Quality Agreement within 12 months after the signing of this Agreement.

5.2 Marking. All Licensed Products made, sold, or otherwise distributed by LICENSEE in the Territory must carry the Licensed Trademarks only where Licensed Trademarks are used on LICENSEE'S product packaging. LICENSEE shall comply strictly with Zylö's directions regarding the form and manner of the application of the Licensed Trademarks. LICENSEE shall ensure that all Licensed Products sold by LICENSEE and all related quotations, specifications, and descriptive literature, and all other materials carrying the Licensed Trademarks, be marked with the appropriate trademark notices in accordance with Zylö's instructions.

5.3 Advertising. LICENSEE shall not: (a) conduct advertising of Licensed Products in, or specifically aimed at, any country outside the Territory; (b) actively seek orders for Licensed Products from outside the Territory; or (c) establish any branch dealing in Licensed Products or maintain any distribution center for Licensed Products outside the Territory.

5.4 Inspections. LICENSEE shall permit, and shall obtain permission for, Zylö at all reasonable times and on reasonable notice to inspect any facility used for the manufacture, storage, or distribution of the Licensed Products to ensure compliance with the quality standards or any other specifications or requirements set forth in this Agreement.

6. INTELLECTUAL PROPERTY

6.1 [redacted]

6.2 [redacted]

(a) [redacted]

(b) [redacted]

(c) [redacted]

6.3 Enforcement.

(a) Notification. LICENSEE shall immediately notify Zylö in writing with reasonable detail of any:

(i) actual, suspected, or threatened infringement of the Licensed Patents, Licensed Technology, or Licensed Trademarks, claim that the Licensed Patent or Licensed Trademark is invalid, or opposition to the Licensed Patent or Licensed Trademark;

(ii) actual, suspected, or threatened claim that use of the Licensed Patents, Licensed Technology, Licensed Trademarks infringes the rights of any third party;

(iii) person applying for, or granted, an issued patent or a registered trademark by reason of which that person may be, or has been, granted rights which conflict with any of the rights granted to LICENSEE under this Agreement; or

(iv) other actual, suspected or threatened claim to which the Licensed Patents, Licensed Technology, or Licensed Trademarks may be subject.

(b) Actions. With respect to any of the matters listed in Section 6.3 (a): (a) Zylö has exclusive control over, and conduct of, all claims and proceedings; (b) LICENSEE shall provide Zylö with all

assistance that Zylö may reasonably require in the conduct of any claims or proceedings; and (c) Zylö shall bear the cost of any proceedings and will be entitled to retain all sums recovered in any action for its own account. Upon Zylö's request, LICENSEE will fully support Zylö in its efforts; provided that Zylö shall reimburse LICENSEE for all out-of-pocket expenses incurred in connection with such support.

7. CONFIDENTIAL INFORMATION AND TRADE SECRETS.

[redacted]

8. REPRESENTATIONS AND WARRANTIES

8.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows:

(a) It is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation and has the requisite power and authority to enter into and perform its obligations under this Agreement in accordance with its terms without the consent of any other person.

(b) The execution, delivery, and performance of this Agreement by it have been duly and effectively authorized by all necessary action. This Agreement, upon execution by both Parties, shall constitute the legal, valid and binding obligation of it, except as may be limited by bankruptcy, insolvency or other laws affecting creditors rights generally and except as may be limited by general principles of equity.

(c) The execution, delivery and performance of this Agreement by it, do not conflict with any provision of law applicable to it or result in any breach of its constituent documents, or any order, judgment or other restriction by which it may be bound.

8.2 Zylö's Warranties. Zylö represents and warrants to LICENSEE that:

(a) Zylö owns, Controls or has licenses to Licensed Patents and Licensed Technology for the manufacture and commercialization of the Materials; and

(b) Zylö has obtained all material licenses, authorizations, approvals, consents or permits required by applicable Laws to conduct its business generally and to perform its obligations under this Agreement.

8.3 LICENSEE's Warranties. LICENSEE represents and warrants to Zylö that:

(a) it is in compliance with all applicable Laws relating to this Agreement, the Licensed Products, and the operation of its business;

(b) it has obtained all licenses, authorizations, approvals, consents or permits required by applicable Laws to conduct its business generally and to perform its obligations under this Agreement;

(c) LICENSEE or Affiliates will not perform, or cause any third party to perform, any tests in human subjects involving Licensed Products unless and until it obtains all required regulatory approvals with respect to Licensed Products in the applicable geographies;

(d) It shall promptly provide Zylö with copies of all communications with any governmental, regulatory, or industry authority relating to the Licensed Patents, or Licensed Technology, or Licensed Trademarks, or the Licensed Products;

(e) it is not insolvent and is paying all of its debts as they become due; and

(f) all financial information that it has provided to Seller is true and accurate and fairly represents Buyer's financial condition.

8.4 Disclaimer of Warranties and Limitation of Liability.

- EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTIONS 8.1, 8.2, AND 8.3, (A) NEITHER ZYLÖ NOR ANY PERSON ON ZYLÖ'S BEHALF HAS MADE OR MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER, EITHER ORAL OR WRITTEN, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, OR NON-INFRINGEMENT, OR PERFORMANCE OF MATERIALS, WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED, AND (B) LICENSEE ACKNOWLEDGES THAT IT HAS NOT RELIED UPON ANY REPRESENTATION OR WARRANTY MADE BY ZYLÖ, OR ANY OTHER PERSON ON ZYLÖ'S BEHALF, EXCEPT AS SPECIFICALLY PROVIDED IN SECTIONS 7.1 AND 7.2 OF THIS AGREEMENT.

8.5 No Patent Warranties and Representations. Nothing in this Agreement is or shall be construed as:

(a) a warranty or representation by either Zylö or Einstein as to the validity or scope of any patent application or patent licensed hereunder;

(b) a warranty or representation by either Zylö or Einstein that anything made, used, sold or otherwise disposed of under any license granted pursuant to this Agreement is or will be free from infringement of patents, copyrights, and other rights of third parties.

9. INDEMNIFICATION

9.1 LICENSEE shall indemnify and hold harmless Zylö against any and all liability, damage, loss, cost or expense (including reasonable attorneys' fees) resulting from any third-party claims made or suits brought due to or arising out of or resulting from any Third-Party claim involving or related to Licensed Products, conditioned upon the following: (a) Zylö gives LICENSEE prompt written notice of any such claims, liabilities, causes of action or threats thereof, (b) LICENSEE has full opportunity to

conduct the defense of any such claims, liabilities or causes of action, and (c) Zylö cooperates with LICENSEE in the defense of any such claims, liabilities or causes of action. This indemnity shall not apply to the extent such claims, liabilities or causes of action are caused solely by the fault, breach of contract, tort (including negligence and strict liability) of Zylö. The limitation in Section 8.4 pertaining to indirect, incidental, consequential and special damages of any type or any kind shall not apply to indemnification of third-party claims.

For the avoidance of doubt, Zylö will consult with LICENSEE prior to taking action with regard to any third-party claims related to the Materials or to Licensed Product sold/distributed by LICENSEE.

9.2 LICENSEE shall indemnify, defend and hold harmless [redacted] and its current or former directors, governing board members, trustees, officers, faculty, medical and professional staff, employees, students and agents and their respective successors, heirs and assigns ("[redacted] **Indemnitees**") from and against any liability, damage, loss or expense (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon such [redacted] Indemnitees, or any of them, in connection with any Third Party claims, suits, actions, demands or judgments, including, without limitation, personal injury and product liability matters, to the extent arising out of (a) the research, development, testing, production, manufacture, supply, promotion, import, sale or use by any person of any Licensed Product manufactured or sold by LICENSEE or any Affiliate under this Agreement, (b) any material breach of this Agreement by LICENSEE, or (c) the gross negligence or willful misconduct on the part of LICENSEE or any Affiliate, in any such case under this Section 9.2, except to the extent of Zylö's (but not [redacted]) responsibility therefor under Section 9.3.

9.3 Zylö (but expressly excluding [redacted] under this Section 9.3) shall indemnify and hold harmless LICENSEE against any and all liability, damage, loss, cost or expense (including reasonable attorneys' fees) resulting from any third-party claims made or suits brought due to or arising out of any unequivocally proven defect in Materials supplied by Zylö under this Agreement, conditioned upon the following: (a) the defect in Material results from a breach by Zylö of any of its warranties, (b) LICENSEE gives Zylö prompt written notice of any such claims, liabilities, causes of action or threats thereof, (c) Zylö has full opportunity to conduct the defense of any such claims, liabilities or causes of action, and (d) LICENSEE cooperates with Zylö in the defense of any such claims, liabilities or causes of action. This indemnity shall not apply to the extent such claims, liabilities or causes of action are caused by the fault, breach of contract, negligence or more culpable act or omission of LICENSEE. The limitation in Section 8.4 pertaining to indirect, incidental, consequential and special damages of any type or any kind shall not apply to indemnification of third-party claims.

For the avoidance of doubt LICENSEE will consult with Zylö prior to taking action with regard to any third-party claim related to the Materials.

9.4 Insurance.

(a) Before LICENSEE makes any sales of Licensed Products or any transfer of Licensed products to Third Parties or performs or causes any third party to perform any tests in human subjects involving Licensed Products, LICENSEE shall acquire and maintain in each state or geography in which LICENSEE or Affiliates shall test or sell Licensed Products, appropriate commercial general liability insurance (including product liability coverage) in an amount no less than Two Million Dollars (US $2,000,000) per claim with financially sound and reputable insurers. Prior to instituting any tests in human subjects or to effecting any sale of any Licensed Product, LICENSEE shall provide evidence of such insurance to Zylö and [redacted]. If Zylö or [redacted] determines that such insurance is not reasonably appropriate, LICENSEE and/or [redacted] shall so advise LICENSEE, and LICENSEE shall delay such tests or sales until the Parties and [redacted] mutually agree that reasonably appropriate coverage is in place. Zylö and [redacted] shall be listed as an additional insured in LICENSEE's insurance policies. If such insurance is underwritten on a 'claims made' basis, LICENSEE agrees that any change in underwriters

during the term of this Agreement will require the purchase of 'prior acts' coverage to ensure that coverage will be continuous throughout the term of this Agreement. The minimum amounts of insurance coverage required under this Section shall not be construed to create a limit of LICENSEE's liability with respect to its indemnification under Section 9 of this Agreement.

(b) LICENSEE shall provide Zylö with written evidence of such insurance upon request of Zylö. LICENSEE shall provide Zylö with written notice at least ninety (90) days prior to the cancellation, non-renewal or material change in such insurance; if LICENSEE does not obtain replacement insurance providing comparable coverage within such ninety (90) day period, Zylö shall have the right to terminate this Agreement effective at the end of such ninety (90) day period without notice or any additional waiting periods.

(c) LICENSEE shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any product, process or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold or tested in clinical trials by LICENSEE or by an Affiliate, or agent of LICENSEE and (ii) a reasonable period after the period referred to in (i) above, which in no event shall be less than five (5) years.

10. TERM

[redacted]

11. TERMINATION

11.1 Early Termination. In addition to any other rights of termination set forth in this Agreement, this Agreement may be terminated as follows:

(a) by LICENSEE and Zylö upon their written agreement pursuant to the provisions of Schedule D;

(b) by LICENSEE or Zylö in the event the other Party is in breach of any of its material obligations under this Agreement and has not cured such breach within thirty (30) days of written notice of such breach from the non-breaching Party, in which case the termination shall be effective on the date set forth in a written notice of termination given by the non-breaching Party to the breaching Party;

(c) by LICENSEE or Zylö with written notice to take effect immediately in the event that the other Party (i) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due, (ii) files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law, (iii) makes or seeks to make a general assignment for the benefit of its creditors, or (iv) applies for or has appointed a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business;

(d) by LICENSEE or Zylö if the other Party has attempted to assign any part of the rights granted to it under this Agreement without prior written consent;

(e) by Zylö if Minimum Volume Requirements are not met as specified in Schedule D; and

(f) by Zylö if LICENSEE fails to pay any amount when due under this Agreement.

11.2 Surviving Provisions. Notwithstanding any provision herein to the contrary, the rights and obligations of the Parties set forth in Sections 1 (Definitions), 7 (Confidential Information and Trade Secrets), 9 (Indemnification), 10 (Term), 11 (Termination), and 13 (Miscellaneous Provisions) and the any payments due pursuant to Section 4 (Payments) shall survive the expiration or termination of the Term.

11.3 Disputes. The Parties recognize that a bona fide dispute as to certain matters may from time to time arise during the term of this Agreement that relates to either Party's rights and/or obligations hereunder. In the event of the occurrence of such a dispute, either Party may, by written notice to the other Party, have such dispute referred to their respective senior officials designated below or their successors, for attempted resolution by good faith negotiations within thirty (30) days after such notice is received. Said designated senior officials are as follows:

For LICENSEE: Chief Executive Officer
For Zylö: Chief Executive Officer

In the event the designated senior officials are not able to resolve such dispute within the thirty (30) day period, either Party may invoke the provisions of Section 11.4 (Arbitration).

11.4 Arbitration. Subject to this Section, any dispute, controversy or claim initiated by either Party arising out of, resulting from or relating to this Agreement, or the performance by either Party of its obligations under this Agreement (other than bona fide Third Party actions or proceedings filed or instituted in an action or proceeding by a Third Party against a Party), whether before or after termination of this Agreement, shall be finally resolved by binding arbitration. Whenever a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party. Any such arbitration shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association ("**AAA**") by a panel of three arbitrators appointed in accordance with such rules. Any such arbitration shall be held in the home state of the Party not initiating the dispute, controversy, or claim. The method and manner of discovery in any such arbitration proceeding shall be governed by the laws of the Delaware. The arbitrators shall have the authority to grant injunctions and/or specific performance and to allocate between the parties the costs of arbitration in such equitable manner as they determine. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based upon such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Notwithstanding the foregoing, either Party shall have the right, without waiving any right or remedy available to such Party under this Agreement or otherwise, to seek and obtain from any court of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of such Party, pending the selection of the arbitrators hereunder or pending the arbitrators' determination of any dispute, controversy or claim hereunder.

12. *[Section 12 intentionally left blank.]*

13. MISCELLANEOUS PROVISIONS

13.1 Press release and public announcements. The Parties agree to work together, on a good-faith basis, towards the timely issuance of a joint press release announcing this Agreement and the development plans relating to this agreement. No other press releases or other publicity relating to the substance of the matters contained herein will be issued or effected without approval by both

Parties, unless counsel to one of the Parties advises that an announcement or statement is required by law or applicable stock exchange rule. If required by law, the other Party shall be notified, and the Parties shall use their good-faith efforts to cause a mutually agreeable release or announcement to be issued within the permitted time, and the Party subject to the disclosure requirement shall be permitted to timely release such announcement. Neither Party shall employ or use the name of the other Party in any promotional materials, advertising, or website without the prior express written permission of the other party.

13.2 Use of [redacted] name. Notwithstanding the foregoing, neither Party shall use the name, logo, or any branding associated with [redacted] without prior written consent from [redacted], except if the use of such name is required by law, regulation, federal securities law, or judicial order, in which event [redacted] shall be informed prior to any such required use. No public announcement regarding the existence of the [redacted] Agreement and/or the collaboration thereunder shall be made without obtaining the prior written consent of Zylö and [redacted] except if such announcement is required by law, regulation, federal securities law or judicial order, in which case Zylö and [redacted] shall be informed prior to any such required announcement

13.3 Notices. Unless otherwise provided for herein, all notices, requests and demands to or upon any Party hereto shall be deemed duly given or made when sent if given by facsimile (with confirmation of transmission), when delivered if given by personal delivery or overnight commercial carrier, on the third calendar day after deposit in the mail, certified mail, return receipt requested, addressed to such Party at its address set forth below, or by email at its email address shown below, if receipt is confirmed. All notices required under the terms and provisions hereof shall be in writing and addressed

(i) if to Zylö:

Zylö Therapeutics Inc.
105A Ben Hamby Rd.
Greenville, SC 29615
Attn: Scott Pancoast
Email: spancoast@zylotherapeutics.com

or at such other address or email address as Zylö shall from time to time designate in writing and delivered to LICENSEE in accordance with this Section, or (ii) if to LICENSEE:

Grapefruit USA, Inc., Inc.
10866 Wilshire Blvd., Suite 225
Los Angeles 90024
Attn: Brad Yourist
Email: brad@grapefruitblvd.com

or at such other addresses or email address as LICENSEE shall from time to time designate in writing and delivered to Zylö in accordance with this section.

With a copy to Nicholas F. Coscia, Esq.:
1270 Pasatiempo Rd.
Palm Springs, CA 92262
Email: Nick@CosciaSEC.com

13.4 Force Majeure. Neither Party shall be held liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for failure or delay in fulfilling or performing any term of this Agreement, other than an obligation to make a payment, when such failure or delay is caused by or results from a Force Majeure. For purposes of this Agreement, the term

"**Force Majeure**" means pandemic, fire, flood, explosion, storm, strike, lockout or other labor dispute, riot, war, terrorism, rebellion, accidents, acts of God, acts of governmental agencies or instrumentalities, failure of suppliers or any other cause or externally induced casualty beyond its reasonable control whether or not similar to the foregoing contingencies.

13.5 Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable, the validity of the rest of this Agreement shall remain unaffected. If a provision is or becomes invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement to effect the originally contemplated economic purpose of the transaction. The same procedure is to be followed if an omission becomes apparent.

13.6 Amendments. The Parties may not amend this Agreement except by written agreement duly signed by the Parties expressly amending this Agreement.

13.7 Assignment. Neither party shall assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other party; provided, however, that either Party may assign its rights or delegate its obligations, in whole only, without such consent and upon thirty days' prior written notice to the other Party, to (a) one of its wholly owned Affiliates, or (b) an entity that acquires all or substantially all of the business or assets of such party to which this Agreement pertains, whether by merger, reorganization, acquisition, sale, or otherwise. All other assignments of rights are prohibited under this Section, whether they are voluntary or involuntary, by merger, consolidation, dissolution, operation of law, or any other manner.

13.8 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

13.9 Counterparts. The Parties may execute this Agreement in two counterparts, each of which is deemed an original and both of which constitute only one agreement.

13.10 Schedules. The following Schedules shall be an integral part of this Agreement:

Schedule A: Licensed Patents and Licensed Trademarks
Schedule B: Products and Product Specifications
Schedule C: Purchase Price for the Initial Term
Schedule D: Minimum Volume Requirements and Renewal Rights
Schedule E: Number of Cannabis Users by State
Schedule F: Mutual Confidentiality Agreement

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties caused this Sublicense Agreement to be executed as of the Effective Date by their duly authorized representatives.

GRAPEFRUIT USA, INC.

By: DocuSigned by: [signature] BB70BCA04139494...

Name: Bradley Yourist

Title: CEO

ZYLÖ THERAPEUTICS INC.

By: DocuSigned by: Scott Pancoast B476D7CF2438436...

Name: Scott Pancoast

Title: CEO

SCHEDULE A

I. Licensed Patents

Title	Country	Application Number	Filing Date	Status	Inventors
SOL-GEL/HYRODGEL THERAPEUTIC DELIVERY SYSTEM AND METHODS THEREOF	US	PCT/US2018/017524 [WO2018/148475] US 16/484680	Provisional [62/457405] 02/10/2017 PCT: 02/10/2018	Pending	FRIEDMAN, JOEL M.; FRIEDMAN, ADAM J.; DRAGANSKI, ANDREW; NAVATI, MAHANTESH

II. Exclusively Licensed Trademarks

- **None**

III. Non-Exclusively Licensed Trademarks

- **Patchless Patch™**

SCHEDULE B
MATERIAL AND MATERIAL SPECIFICATIONS

Material:

[redacted]

Material Specification: [redacted]

SCHEDULE C
PURCHASE PRICES

[redacted]

Prices. The purchase price per gram of Material in United States Dollars is as follows:

[redacted]

Cost of shipping and cost of container to be added to each order.

SCHEDULE D
MINIMUM VOLUME REQUIREMENTS AND RENEWAL RIGHTS

I. [redacted]

II. [redacted]

III. [redacted]

IV. [redacted]

V. [redacted]

EXCLUSIVE LICENSE AND SUPPLY AGREEMENT

[redacted]

SCHEDULE E
NUMBER OF CANNABIS USERS BY STATE AS OF AUGUST 2019

[redacted]

[redacted]

SCHEDULE F
MUTUAL CONFIDENTIALITY AGREEMENT

This Confidentiality Agreement ("Agreement") is made as of July 24, 2020, between Zylö Therapeutics Inc., with its principal place of business located at 105A Ben Hamby Rd., Greenville South Carolina 29615 and Grapefruit USA, Inc. ("GPFT"), having an address at 10866 Wilshire Blvd., Suite 225, Los Angeles, CA 90024 (each a "Party" and collectively the "Parties").

WHEREAS, the Parties desire to engage in discussions concerning future business opportunities (the "Authorized Purpose"), which discussions may require the disclosure of information that the Parties deem proprietary and confidential;

WHEREAS, the Parties wish to protect their respective confidential information against any unauthorized use and any unauthorized or uncontrolled disclosure.

NOW THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. The confidential information that may be disclosed during discussions between the Parties under this Agreement ("Confidential Information") can be described as and include information obtained directly or indirectly, in tangible or intangible form, which the Party disclosing such information (the "Disclosing Party") considers confidential including, without limitation, technical and business information relating to the Disclosing Party's proprietary ideas, patentable ideas, copyrights, and/or trade secrets, current or future business plans, software and/or computer programs, research and development, production, costs, finances and financial projections, models, samples, patterns, drawings and/or sketches, marketing information, suppliers, and all other non-public information regardless of whether such information is designated as Confidential Information at the time of its disclosure to the receiving Party (the "Recipient"). All information of the Disclosing Party that is disclosed to the Recipient or to which the other Party obtains access, whether originated by the Recipient or by the Disclosing Party or others, shall be presumed to be Confidential Information.

2. The Parties shall use the Confidential Information only for the Authorized Purpose. It is also expressly understood that unauthorized disclosure or use, whether intentional or unintentional, of any of the Confidential Information would be detrimental to the Disclosing Party. Each Party agrees:

   a. Not to disclose to any third party the object and scope of the discussions between the Parties, except as required by law;

   b. Not to use any of the Confidential Information for any purpose other than for or in connection with the Authorized Purpose;

   c. To maintain all of the Confidential Information in confidence and not to disclose any portion of the Confidential Information to any person or entity not authorized hereunder without the prior written consent of the Disclosing Party;

   d. That any dissemination of Confidential Information shall be only in connection with the Authorized Purpose, and shall be only to the employees, agents or affiliates of Recipient who have a need to know said Confidential Information in order for the Recipient to carry out proper purposes and responsibilities related to the Recipient's discussions with the Disclosing Party and the Authorized Purpose and who have

been advised of the confidential nature of such information. Further, the Recipient shall cause such employees, agents and affiliates who have access to the Confidential Information to comply with the terms and provisions of this Agreement in the same manner as each Party is bound hereby, with the Recipient remaining responsible for the actions and disclosures of such representatives.

e. That, upon termination of the discussions between the Parties or upon the Disclosing Party's request, all records, any compositions, articles, documents and other items which contain, disclose and/or embody any Confidential Information (including, without limitation, all copies, reproductions, summaries and notes of the contents thereof), regardless of the person causing the same to be in such form, shall be returned to the Disclosing Party or, destroyed by the Recipient at the Disclosing Party's request,, and the Recipient shall certify that the provisions of this paragraph have been complied with. This Agreement shall become effective and binding upon the Effective Date and shall remain in effect for a period of one (1) year from the Effective Date. The obligation of confidentiality and non-use shall remain in effect for an additional period of four (4) years from expiration or termination of this Agreement.

3. This Agreement imposes no obligation upon the Recipient with respect to any Confidential Information that: (i) was in the Recipient's possession before receipt from the Disclosing Party; (ii) is or becomes a matter of public knowledge through no act or omission of the Recipient; (iii) is rightfully received on a non-confidential basis by the Recipient from a third party not owing a duty of confidentiality to the Disclosing Party; (iv) is disclosed without a duty of confidentiality to a third party by, or with the authorization of the Disclosing Party; or (v) is disclosed by order of a court of competent jurisdiction.

4. This Agreement does not obligate the Parties to negotiate the terms of or enter into any further business relationships, nor does it create any obligation of exclusivity between the Parties. Nothing herein shall be construed so as to create an obligation of either Party to disclose any Confidential Information to the other Party.

5. This Agreement shall not be construed as creating, conveying, or transferring upon either Party any right, title, license, or authority, implied or otherwise, in or to the Confidential Information exchanged, except as the limited right to use as specified in paragraph 2. Furthermore, no conveyance of any intellectual property rights is granted by this Agreement.

6. It is further understood and agreed that no failure or delay by the Disclosing Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

7. Neither Party shall be liable to the other for any decisions, obligations, costs, or expenses incurred, changes in business practices, plans, organization, products, services, or otherwise, based on either Party's decision to rely on or use any information exchanged under this Agreement.

8. If there is a breach of any provision of this Agreement, it is agreed and understood that the injured Party shall have no adequate remedy in money or other damages, and therefore shall be entitled to injunctive relief in addition to any other remedies available to them, including, without limitation, specific performance.

9. This Agreement contains the entire agreement between the Parties concerning the disclosure of Confidential Information and no modification or waiver of any of its terms shall be binding unless it is in writing and signed by authorized representatives of both Parties.

10. If any of the provisions of this Agreement are found to be unenforceable, the remainder shall be enforced as fully as possible and the unenforceable provision(s) shall be deemed modified to the limited extent required to permit enforcement of the agreement as a whole.

11. This Agreement may be executed in any number of counterparts (including by facsimile or e-mail), each of which shall be an original, but all of which together shall constitute one instrument. References to the Parties shall be deemed to include each of their affiliates, if any. Any disputes arising out of this Agreement shall be venued in federal or state district court in the State of Delaware, and each Party hereby consents to the jurisdiction of such court. This Agreement shall be governed by the laws of the State of Delaware without giving effect to its conflict of laws principles. This agreement shall be binding upon the Parties hereto and their successors and assigns.

12. Each of the Parties hereto has been represented by its own counsel and acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this Agreement.

The Parties have executed this Confidentiality Agreement, effective as of the date set forth above.

DocuSigned by:

By: *Scott Pancoast*

Name: Scott R. Pancoast
Title: CEO, Zylö Therapeutics Inc.

DocuSigned by:

By: [signature]

Name: Bradley J. Yourist
Title: CEO, Grapefruit USA, Inc.